                        [United Rentals Letterhead]


                                          December 29, 2000



Ronald F. Carapezzi
President and General Manager
General Electric Capital Corporation
Commercial Equipment Financing
401 Merritt Seven, Second Floor
Norwalk, CT 06856

Santos Fund I, L.P.
3155 NW 77 Avenue
Miami, FL 33122

Jorge Mas, Jose Ramon Mas and Juan Carlos Mas
3155 NW 77 Avenue
Miami, FL 33122


Dear Sirs:

      United Rentals, Inc. ("United Rentals") is pleased to submit to General Electric Capital Corporation ("GE Capital"), Santos Fund I, L.P. ("Santos") and certain members of the Mas family (the "Mas Family") this letter to pursue a transaction described in a proposal letter of even date, the form of which is attached hereto (the "Proposal Letter"), from United Rentals to the Special Committee (the "Special Committee") of the Board of Directors of Neff Corp. ("Neff"). If you each agree to pursue the transaction, United Rentals will submit the Proposal Letter to the Special Committee. We have no intention of proceeding with any proposal to Neff with respect to the transaction contemplated by the Proposal Letter and the attached term sheet (the "Term Sheet") without the approval of each of you. Capitalized terms used herein shall have the meanings set forth in the Proposal Letter and the Term Sheet.

      By signing this letter, the parties hereto confirm their support and approval of the transactions described in this letter, the Proposal Letter and the Term Sheet and that (i) after the closing, GE Capital and Santos would own 6 million shares of Neff Class B common stock, (ii) a group of investors including GE Capital would purchase $90 million of United Rentals Series C Perpetual Convertible Preferred Stock ("Series C Preferred Stock"), and (iii) the members of the Mas Family would exchange their Neff shares for shares of Series C Preferred Stock, as more fully described in the Proposal Letter.

      The proposed transaction is contingent, among other things, upon the approval of the Neff Special Committee, the respective Boards of Directors of United Rentals and Neff, United Rentals' senior lenders, Neff stockholders, and appropriate regulatory agencies. The proposed transaction is also contingent on completion of satisfactory due diligence (including branch due diligence after receiving full access and cooperation by Neff), the signing of a definitive merger agreement and the satisfaction of its terms and conditions, confirmation prior to the signing of a definitive merger agreement that the proposed transaction would not negatively change United Rentals' current credit ratings, and acceptance of United Rentals' exchange offer by holders of at least 95% of the Old Notes. There can be no assurance that these conditions will be met or that this transaction will take place.

      This letter, including the attached Proposal Letter and the Term Sheet, constitutes a non-binding agreement in principle regarding a transaction on the general terms and conditions outlined herein and in the Proposal Letter and the Term Sheet. The Proposal Letter and the Term Sheet do not purport to summarize all of the terms and conditions upon which any transaction would be based, which terms and conditions would be contained fully only in any final documentation, and indicate only the principal terms and conditions under which an overall transaction would be considered. Each party may for whatever reason or for no reason change the terms of its participation in the proposed transaction, or cease further consideration of any transaction, at any time without liability to any party, and no party shall have any claim that any other party did not act in good faith.

      The parties will need to make appropriate public filings disclosing this letter in order to comply with their obligations under the federal securities laws. Wherever reasonably possible, the parties will coordinate their public disclosures.

      If you should have any questions regarding this letter, the Proposed Letter or the Term Sheet, I can be reached at (203) 622-3131. Questions of a legal nature should be directed to our legal counsel, Richard Grossman of Skadden, Arps, Slate, Meagher & Flom LLP at (212) 735-2116.

      This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                          Very truly yours,


                                          /s/ John Milne
                                          John Milne


Agreed and accepted:

General Electric Capital Corporation

By: /s/ Ronald F. Carapezzi     Date: 12/29/00
   -------------------------
Name:  Ronald F. Carapezzi
Title: Vice President


Santos Fund I, L.P.

By: /s/ Jorge Mas               Date: 12/29/00
   --------------------------
Name:  Jorge Mas
Title:


/s/ Jorge Mas                   Date: 12/29/00
-----------------------------
Jorge Mas


/s/ Jose Ramon Mas               Date: 12/29/00
-----------------------------
Jose Ramon Mas


/s/ Juan Carlos Mas              Date: 12/29/00
-----------------------------
Juan Carlos Mas